EXHIBIT 99.1

OXiGENE Reports Full Year 2013 Financial Results

SOUTH SAN FRANCISCO, Calif., March 18, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the year ended December 31, 2013.

Commented Peter Langecker, M.D., Ph.D., OXiGENE's Chief Executive Officer: "During the past year, we have made significant progress in advancing our pipeline of vascular disrupting agents (VDAs), led by ZYBRESTAT® in ovarian cancer, and we are very pleased to be moving forward with a Phase 2 development program for ZYBRESTAT in neuroendocrine tumors, a rare tumor type with few treatment options."

Continued Dr. Langecker: "More recently, we reported positive topline data from the Gynecologic Oncology Group Phase 2 trial in recurrent ovarian cancer, which showed a statistically significant increase in progression-free survival with ZYBRESTAT when combined with Avastin, as compared with Avastin alone. This is the first time that we have demonstrated a statistically significant benefit using a clinically meaningful endpoint with ZYBRESTAT and we believe that these results demonstrate the therapeutic potential of ZYBRESTAT and validate the VDA mechanism. We believe that ZYBRESTAT has the potential to become the first commercialized VDA, and we look forward to working with our collaborators and regulatory authorities to define a path forward in ovarian cancer."

Summary of Financial Results

For the year ended December 31, 2013, OXiGENE reported a net loss of $8.3 million compared to a net loss of $8.1 million for the comparable period in 2012. Additionally, the Company recorded a non-cash deemed dividend of $4.8 million in 2013 related to the preferred stock equity financings completed in April 2013 and September 2013. The non-cash deemed dividend resulted in a net loss attributable to common stockholders of $13.1 million for the year ended December 31, 2013 and a net loss attributable to common stockholders of $4.67 per share.

During the year ended December 31, 2013 the Company successfully raised approximately $9.1 million in net proceeds by issuing stock through its "At the Market" agreement (ATM) and by issuing stock and warrants through two private placements to accredited institutional investors. Additionally, on February 18, 2014, the Company successfully closed a public offering of common stock and warrants, raising $12 million in gross proceeds, or approximately $11.1 million in net proceeds, after deducting placement agents' fees and before other offering expenses. In the February offering, the Company issued 5.9 million shares of common stock and 2.9 million warrants for the purchase of common stock.

At December 31, 2013, OXiGENE had cash and restricted cash of approximately $7 million, compared to approximately $5 million at December 31, 2012. As of February 28, 2014, OXiGENE had cash of approximately $16.2 million, including the proceeds from its recent financing.

Additionally in March 2014, warrants were exercised for the purchase of 3.8 million shares of common stock for net proceeds of $9.3 million through March 17, 2014. Common stock outstanding as of March 17, 2014 was 15,236,069 shares.

Conference Call Today

Members of OXiGENE's management team will review full-year results via a webcast and conference call today, March 18, 2014, at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors & Media" tab, select the link to "Events and Presentations." OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The Company's lead clinical product candidate, ZYBRESTAT®, is in development as a potential treatment for solid tumors. OXi4503, its second-generation product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)	December 31,
	2013	2012
	(All amounts in thousands)
Assets

Cash and restricted cash	$ 7,005	$ 4,966
Prepaid expenses	93	135
License agreement	93	191
Other assets	103	155

Total assets	$ 7,294	$ 5,447

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 1,251	$ 901
Total stockholders' equity	6,043	4,546

Total liabilities and stockholders' equity	$ 7,294	$ 5,447

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)	Years ended December 31,
	2013	2012
	(All amounts in thousands, except per share data)
Product revenue	$ 95	$ 156

Operating Expenses:
Research and development	3,636	3,523
General and administrative	4,739	4,690
Restructuring	--	15

Total operating expenses	8,375	8,228

Loss from Operations	(8,280)	(8,072)

Change in fair value of warrants	--	6
Investment income	4	12
Other (expense) income, net	(1)	(25)

Net loss and comprehensive loss	(8,277)	(8,079)

Non-cash deemed dividend to preferred stock	(4,799)	--
Net loss attributable to common stock	$ (13,076)	$ (8,079)

Basic and diluted net loss per common share attributable to common stock	$ (4.67)	$ (5.48)
Weighted-average number of common shares outstanding	2,803	1,473

CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000